                                                           Exhibit g.2
                             Wanger Advisors Trust
                                227 West Monroe
                                  Suite 3000
                         Chicago, Illinois  60606-5016
                                1-800-4-WANGER
                               (1-800-492-6437)
                               December 15, 1998


State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171
Ladies and Gentlemen:

     This is to advise you that Wanger Advisors Trust (the "Trust") has established two new series of shares to be known as Wanger Twenty and Wanger Foreign Forty. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated January 20, 1995, as amended from time to time, and in Article 10 of the Transfer Agency and Service Agreement dated January 12, 1995 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian and Transfer Agent for each new series.

     Please indicate your acceptance of this appointment as Custodian and Transfer Agent by executing three copies of this Letter Agreement, returning two copies to us and retaining one copy for your records.

                                             WANGER ADVISORS TRUST

                                             By:  /s/ Bruce H. Lauer
                                                  Bruce H. Lauer
                                                  Vice President and Treasurer

Agreed to this 29 day of December, 1998.

STATE STREET BANK AND TRUST COMPANY


By:   /s/ Ronald E. Logue
      Ronald E. Logue
      Executive Vice President